Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 17, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Tactile Systems Technology, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Tactile Systems Technology, Inc. on Forms S-8 (File Nos. 333-212704, 333-216278, 333-223249, 333-236681, 333-253449, 333-277172, 333-285027 and 333-287025) and on Form S-3 (File No. 333-269287).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

February 17, 2026